FOR IMMEDIATE RELEASE

CONTACT:
Paul McMahon LoJack Corporation (781) 251-4130 pmcmahon@lojack.com	Tier One Partners Jeanne Bock 781-861-5249 jbock@tieronepr.com

LOJACK CORPORATION ALIGNS MANAGEMENT TO FOCUS ON KEY GROWTH AREAS

Appointments Illustrate Company’s Emphasis on Global Technology Development and International Expansion

Westwood, MA – September 1, 2004 –LoJack Corporation (NASDAQ: LOJN) today announced the appointment of William R. Duvall to Executive Vice President and Chief Technology Officer and Thomas M. Camp to Senior Vice President and General Manager International, effective immediately. These appointments, which follow the company’s announcements of acquiring Canada’s Boomerang Tracking, Inc. and receiving radio frequency rights in China, further exemplify LoJack’s strategy to accelerate its growth by developing new global technologies and continuing the expansion of its operations internationally.

In announcing the appointments, Ronald J. Rossi, chairman and CEO of LoJack, stated, “Our mission is to be the premier global marketer of wireless security and location products and services. With Bill Duvall focusing on technology development on a global basis and Tom Camp concentrating on international operations, I am confident that we will be successful in delivering on our mission.”

Mr. Duvall, with more than thirty years experience in the consumer electronics industry and twenty years with LoJack, has headed both engineering and international business development for the company. He is an expert in managing relationships with engineers, partners, licensees, and law enforcement—the strategic relationships that have helped LoJack become the leader in global stolen vehicle recovery. As such, he will continue leading Engineering and now also will be responsible for the following departments: New

Product Development, Supply Chain Management, and Law Enforcement and Government Relations. Duvall is uniquely positioned to help LoJack leverage its one-of-a-kind relationship with law enforcement and to lead in the development of new technologies and products that will enhance the process for successful tracking and recovery.

Mr. Camp, whose credentials include a Juris Doctor (JD) degree from Boston College School of Law and a partnership at the Boston firm of Hutchins, Wheeler and Dittmar, along with a Masters of Business Administration (MBA) from Boston College School of Management and expertise in business development at both InfoSpace and Go2Net, joined LoJack in 2001. He was instrumental in negotiating LoJack’s recent acquisition of Boomerang Tracking Inc., combining two dynamic brands with significant forward momentum. Building on his international experience and on the strong foundation of LoJack licensees, Camp will now work to increase LoJack’s penetration in those countries where operations already exist, and expand into other countries that offer opportunities for growth.

Mr. Rossi stated, “We have completed our seventh consecutive quarter of revenue growth and profitability; we’ve offered an anti-terrorism program to companies hauling hazardous materials; we’ve received radio frequency rights to operate in China; and we’ve announced our intent to acquire Boomerang Tracking, ranked one of the Deloitte Canadian Technology Fast 50 Companies. Today, we have ensured that in the critical growth areas of technology development and international expansion, our management team is structured to help us accomplish our goals.”

About LoJack:
LoJack Corporation, the premier worldwide marketer of wireless security and location products and services, is the global leader in stolen vehicle recovery. Its stolen vehicle recovery system, delivering a better than 90 percent success rate, is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen vehicles. The LoJack System operates in 22 states and the

District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America.

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